Exhibit 10.39

DIRECTORSHIP AGREEMENT

By and between:

Prime European Therapeuticals S.P.A., with registered office in Milan, Viale Bianca Maria, n. 25, Italian VAT registration number 07254610152, in person of Mariesa Beth Coppola ("Euticals" or the "Company");

AMRI Albany Molecular Research Inc., with registered office in 26 Corporate Circle, Albany, NY 12212, in person of Mariesa Beth Coppola ("AMRI");

- on the one side -

and

Ms. Margalit Fine, (the "Director"; together with the Company and AMRI, the "Parties")

-on the other side -

WHEREAS

i.	On May 5, 2016 AMRI Inc. and Lauro Cinquantasette Spa with registered office in via del Lauro n. 7, Italian VAT registration number 04849340965 ("Lauro Cinquantasette"),have signed that certain Sale and Purchase Agreement ("SPA") for the purchase and sale of 100% of Euticals (the "Transaction") which is expected to be completed within July 11, 2016 (the "Closing Date");

ii.	The Parties acknowledge that the Director has been the director and Managing Director of Euticals and Lauro Cinquantasette (the "Old Offices") until 5 July 2016, when she has given her resignations effective the date of the Transaction;

iii.	Effective as of the Closing Date, the Parties desire that the Director shall vest the office of director and be appointed as Managing Director of Euticals and the Executive Vice President - API Business Unit of AMRI, reporting to the Chief Operating Officer of AMRI;

iv.	The Director is willing to accept the appointments under point (iii) above, with the related powers that shall be delegated to her within such appointments on the terms and conditions set forth herein (the "Agreement").

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In consideration of the foregoing recitals, which form an integral and substantive part of this Agreement, the Parties agree as follows.

1.	Appointment

1.1.          Pursuant to the provisions of the SPA, on the Closing Date, AMRI shall cause Eutical's parent company to appoint the Director as a director of Euticals.

1.2.          Upon such appointment, AMRI shall have Euticals' parent company to cause the competent corporate body of Euticals to resolve as follows: (a) appoint the Director as managing director of Euticals; and (b) grant the Director with certain powers necessary to perform her role as managing director of the Company and (c) appoint the Director as Executive Vice President of its API Division (the aforementioned offices, present and/or future, within the Company shall be collectively referred to as the "Offices"). The powers to be granted with such appointment are listed in Annex 1; and are effective as of the date thereof.

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1.3.          The Parties hereby acknowledge and agree that, for the entire duration of this Agreement and the Offices, certain powers will be retained to the exclusive competence Euticals' Board of Directors ("BOD") or granted to other members of the same BOD. In particular, but not in limitation, the Parties agree that the powers and responsibilities of the Datore di Lavoro (as contemplated in Italian Legislative Decree 81/2008 as amended), environmental Gestore, and responsibility for privacy / treatment of personal data will be retained by BOD or be granted to other members of the BOD or to other persons.

1.4.           The Director acknowledges that the powers set out in Annex 1 are suitable to allow her to manage the Company and undertakes to exercise them in accordance with the guidelines of the BOD, the terms and conditions of this Agreement and the Company' By-laws, a copy of which guidelines and By-laws the Company has provided to the Director.

1.5.           The Director hereby undertakes to accept the Offices and hold them for the entire duration of this Agreement.

2.              Director's Duties and Responsibilities

2.1.           For the entire duration of this Agreement, the Director will have the duties of director and managing director of the Company and, pursuant to Article 2392 of the Italian Civil Code ("ICC"), perform her duties as set forth by law and the Company's By-laws using the diligence requested by the nature of her assignment and by her specific competence.

2.2.           The Director, in her capacity as director and managing director of the Company, for the entire duration of this Agreement, will be responsible for the business management and administration of the Company with reference to all managerial aspects in respect of the powers granted and will act in compliance with the general and specific guidelines provided for by the Company's BOD and the AMRI Chief Executive Officer and Chief Operating Officer as appointed by the parent company of the Company for the achievement of the Company business objectives.

2.3.           The Director will report to the AMRI Chief Operating Officer as appointed by the Company parent company and to the BOD, according to law and at the BOD's requests.

3.              Remuneration, expenses and benefits

3.1.           As partial consideration under the Agreement for the Director's performance of the role of managing director of Euticals and all other roles that she may be given in AMRI, including her role as Executive Vice President, API Division, the Manager shall receive an aggregate annual base gross remuneration of EUR Three Hundred Fifty Thousand (Euro350K) (the "Base Gross Remuneration"). AMRI shall have Euticals' parent company to cause the competent corporate bodies of Euticals to resolve to make such payments to the Director, for the whole duration of the Offices.

3.2.           The Base Gross Remuneration will be paid, net of all fiscal and social security deductions, in 12 (twelve) monthly instalments of equal amount, at the end of each relevant calendar month.

3.3.           The Director shall also be eligible to receive a bonus, with reference to 2016 financial year, pursuant to Section 3.4 and the terms indicated under Annex 2 (the "Bonus"). For all financial years of the Initial Term and the Renewal Term after 2016, the Director shall be eligible to participate in the bonus program that may be made available to the other executive officers of AMRI.

3.4.           The Bonus will be paid, net of all fiscal and social security deductions, at the same time that all bonuses, if any, are paid to the executive team of AMRI for financial year 2016, which is expected following completion of the annual financial audit and prior to March 31, 2017.

3.5.           The Director shall be granted by the competent corporate bodies of AMRI a certain number of Restricted Stock Units for shares in AMRI ("RSUs") as per the terms indicated under Annex 3.

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3.6           The Director acknowledges and agree that the (i) Base Gross Remuneration, (ii) the Bonus (to the extent payable) and any other bonus payable to the Director under any bonus program for which it she is eligible pursuant to Section 3.3, and the RSUs and any other Restricted Stock Units, Stock Options or similar programs for which she may become eligible and be granted in AMRI's sole discretion include any and all compensation regarding the Offices and any other offices that the Director may hold in the AMRI group of companies, and for any activity that the Director may perform in favour of the Company or in favour of any other company of such Group.

3.7.           The Director shall be entitled to receive by the Company the reimbursement of all costs and expenses borne by reason of her Offices, in a manner consistent with Euticals' practice, provided that the Director will have submitted the relevant documentary evidence of such expenses and costs. AMRI shall have Euticals' parent company to cause the competent corporate bodies of each to resolve to make such reimbursements to the Director, for the whole duration of the Offices.

3.8           The Director shall be provided with fringe benefits, including a life insurance, a health insurance, and liability insurance coverage in line with fringe benefits and insurances usually granted to directors of a comparable level and usually considered as reasonable by companies of a size comparable to the size of Euticals, that are granted in accordance with the policies of the Company and AMRI. It is agreed between the Parties that such fringe benefits will include: a full health insurance policy, whose annual cost will up to Euro 5.000,00 gross; company credit card (to be used only for business purposes); cell phone with subscription; personal computer with internet connection; office spaced in the company office in Lodi, with support of a personal assistant; reimbursement of the annual fees and expenses of her tax advisor for the preparation of the annual tax report (dichiarazione dei redditi) and for the preparation of the tax report to be filed immediately after the termination of this Agreement; and any other fringe benefits the Director was receiving from Eutiicals in consideration of her carrying out the Old Offices. AMRI shall have Euticals' parent company to cause the competent corporate body of Euticals to resolve to provide all the aforementioned fringe benefits to the Director, for the whole duration of the Offices.

4.              Duration

4.1.           Subject to the provisions of Section 7 hereof, the initial term of the Offices shall be for a period commencing on the appointment in accordance with Section 1 and ending on the date of approval of the 2018 financial statements of Euticals (the "Initial Term").

4.2           Subject to the provisions of Section 7 hereof, such term shall automatically renew for an additional one year period, as further described below, unless either the Director or an authorized officer of the Company or AMRI provide to the other Parties written notice of non-renewal on or before January 1, 2019. Such extension of the Initial Term shall be for a further period lasting to the date of approval of the 2019 financial statements of Euticals under the terms and conditions of this Directorship Agreement (the "Renewal Term"). In case of such renewal after the Initial Term, AMRI shall have Euticals parent company to cause the competent corporate bodies of Euticals to confirm and renew the appointment of the Director in her Office for the Renewal Term. For the sake of clarity, it remains understood that no Termination Indemnity (as defined under Section 7 below) is due in case - for any reason - any of the Parties decides (and notifies the other Parties of such decision) not to renew after the Initial Term.

4.3.           Without prejudice to the Initial Term and Renewal Term of this Agreement, or Director's rights hereunder, the Parties acknowledge that the duration of the Offices will be regulated by the relevant corporate resolutions.

5.              Non-solicitation covenant

In the course of performing services hereunder and for a period of twelve (12) months following the termination of the Offices for any reason, the Director shall not, directly or indirectly, alone or as a member of any partnership or limited liability company or entity, or as an officer, director, shareholder, or employee of any corporation or entity (a) solicit or otherwise encourage any employee or independent contractor of the Company to terminate her or his relationship with the Company, or (b) recruit, hire or solicit for employment or for engagement as an independent contractor, any person who is or was employed by the Company at any time during the Offices with the Company. This paragraph shall not apply to persons whose employment and/or retention with the Company has already been terminated at the time of the recruitment, hiring or solicitation.

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6.            Confidentiality

6.1.         In the course of performing services hereunder and otherwise in her role and activities under the Office and the Old Offices, the Director has had, and will from time to time, have access to confidential records, data, customer lists, trade secrets, technology and similar confidential information owned or used in the course of business by the Company and its subsidiaries and affiliates (the "Confidential Information"). The Director agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any person outside of the Company (other than in the regular business of the Company), and (iii) not to use, directly or indirectly, any of the Confidential Information for any competitive or commercial purpose outside of the commercial activities carried out for the Company; provided, however, that the limitations set forth above shall not apply to any Confidential Information which (A) Director can demonstrate with timely documentation to have been known by her without disclosure from the Company and/or any of their subsidiaries or affiliates, (B) is then generally known to the public, (C) became or becomes generally known to the public through no fault of the Director, or (D) is disclosed in accordance with an order of a court of competent jurisdiction or applicable law. Upon termination of the Offices for any reason, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters in the Director's possession or control, shall be returned to Euticals and thereafter shall remain in the Company's possession. This Section 6 shall survive the termination of this Agreement for any reason.

7.            Termination

7.1.         In case of occurrence of a Bad Leaver circumstance, (within the meaning indicated in Section 7.2 below) Euticals will be entitled to immediately terminate this Agreement by providing written notice - with prior notice when required by applicable law - and to revoke the Director from the Offices for just cause pursuant to Article 2383 of the ICC (if necessary). In this event, the Director will be entitled to receive no remuneration and/or other indemnity and/or compensation by Euticals, exception made for the Base Gross Remuneration due until the effective date of termination, without prejudice, however, to the Euticals right to any claim for the damages suffered.

7.2.         Any of the following circumstances will be considered as a case of "Bad Leaver":

7.2.1.           Director's resignation from the Offices unless in case such resignation (i) has been requested - for other reasons than Just Cause - by the Board of Directors of the Company or (ii) is grounded on material breach by the Company of any of its obligations.

7.2.2.           Without prejudice to any mandatory or inderogable provisions of applicable law, the following shall be considered just cause of revocation from the Offices ("Just Cause"):

(i)        the Director is subject to an investigation, a trial and/or a plea-bargain for a felony, which may reasonably be expected to bring Euticals or any of the Group Companies into public disgrace or disrepute; and/or

(ii)       the commission by the Director of an act, or an omission, intended to materially harm the business of the Company or any of the Group Companies; and/or

(iii)      Director's gross negligence or wilful misconduct with respect to the management of the Company or any of the Group Companies; and/or

(iv)      any act, event, omission or cause by the Director within the concept of "just cause" according to the provisions of section 2383 of the ICC; and/or

(v)       serious breach of the Director's duties as provided for in the Company's By-laws, or in any other relevant corporate resolution capable of infringing the fiduciary relationship existing between the Company and the Director; and/or

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(vi)      material breach by the Director of the provisions under sections 2390 or 2391 of the ICC; and/or

(vii)     material breach by the Director of any of its obligations under Sections 2, or 5 or 6 of this Agreement;

(viii)    Director's death or impossibility to perform one or more of the Offices for a period of 6 (six) months in a row or over the duration of this Agreement.

7.3.         In case of occurrence of a circumstance of "Good Leaver" (within the meaning indicated in Section 7.4 below), Euticals will be entitled to terminate this Agreement and shall cause Euticals to pay to the Director, as liquidated damages pursuant to Section 1382 of the ICC, a termination indemnity ('Termination Indemnity") equal to the Base Gross Remuneration which will be due from the date of the occurrence of the Good Leaver and the natural expiration date of the Initial Term (or Renewal Term, if this is the case), plus the pro rata bonus (if any) accrued up to the effective date of termination of the Good Leaver. In addition, the Director will remain entitled to retain any shares of restricted stock which have already vested at that time pursuant to Annex 3 or, in the case of other RSUs, pursuant to the vesting terms of any RSU Agreement(s) signed between AMRI and the Director as at the date of the occurrence of the Good Leaver. The Termination Indemnity covers any other possible claim or damages or indemnity connected with the termination of the Directorship Agreement, which could be raised by the Director.

7.4.         Any of the following circumstances will be considered as a case of "Good Leaver":

7.4.1.	Director's resignation from the Offices in case such resignation (i) has been requested – for other reasons than Just Cause - by any of the Company or (ii) is grounded on material breach by the Company of any of its obligations under Section 3 above;

7.4.2.	revocation from the Offices for other reasons than Just Cause.

7.5.         The payment of the Termination Indemnity to the Director due under this Agreement, shall be subject to the execution by the Director - but solely if and and to the extent that Company also carries out execution of a formal settlement agreement with the Company, whereby the Director expressly waives any and all other claims and/or demands (even of a compensatory and/or employment requalification nature) - pursuant to Article 2383, paragraph 3, of the ICC and/or Article 2113 of the ICC - relating to or arising from or connected with the termination of this Agreement, the Offices, and/or any other relationship among the Director, any of the Company and/or one or more of the Group Companies.

8.            Conditions

8.1.         It remains understood that (i) should the Closing not occur within later of (i) the Closing Date or (ii) the later date indicated by Euticals to the Director or (iii) in any event at within December 31, 2016, or (ii) should the Director not remain in the Old Offices until the Closing Date - the Parties recognizing and agreeing that this is intended as the effective date of Director's leaving the Old Offices, and not the date of her tendering resignation - this Agreement shall become automatically null and void and/or ineffective, without any need of communication between the Parties, and without any entitlement to any reciprocal indemnities.

9.            Miscellaneous

9.1          The Agreement may only be amended in writing with amendments duly signed by all the Parties.

9.2.         The failure of, or delayed or partial exercise, by the Parties, of any right or remedy under this Agreement will not be construed as a waiver thereof.

9.3.         In the event any provision of this Agreement should be declared null and/or void, in whole or in part, the validity of any other provisions hereof will not be affected and the provision which has been declared null and/or void will be interpreted, to the possible extent, in accordance with the original intention of the Parties.

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9.4.         For any matter not regulated hereunder, reference shall be made to the ICC and other applicable provisions of Italian law.

9.5.         All notices, requests, demands and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand against acknowledgement of receipt or mailed, certified or registered mail with postage prepaid, or sent by e- mail (followed by courier) or courier, as follows:

if to the Director:

Name: Margalit Fine

Email address

if to Euticals:

Name: Mrs. Lori M. Henderson

Attn: Lori M. Henderson

Address: Viale Bianca Maria 25, 20122 Milan (Ml), Italy

Email address:

if to AMRI:

Name: Mrs. Lori M. Henderson

Address: 201 Jones Road, Waltham, MA 2451

Email address:

Any of the Parties may modify the address to which the notices, requests, demands and other communications under this Agreement will be sent in respect of that Party, by serving a relevant written notice upon the other Parties.

10.          Governing Law

10.1.        This Agreement is governed by Italian law.

11.           Language

11.1         This Agreement is drafted in English, except for Annex1 which is drafted in Italian.

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